Exhibit 10.1
JOHN E. ZAWACKI
PRESIDENT AND CEO
August 15, 2006
Mr. Al Lopez
128 Cedar Woods Trail
Canton, GA 30114
Dear Al:
I am delighted to offer you the position of Chief Financial Officer (CFO) and Chief Operations Officer (COO) for Blair Corporation, with a prospective starting date of September 11, 2006, and I’m confident that you will be a major contributor to our continued success. This offer includes the following total compensation package as a Grade 6 Executive Officer:
•	A base annual salary of $370,000, paid biweekly.

•	A signing bonus of $50,000, payable within two weeks of your starting date with the Company.

•	Annual incentive compensation which equates to: 46% of annual base salary paid assuming “target” income is achieved, and 92% of annual base salary paid if “stretch” income objectives are met. Incentive compensation is pro-rated for full portion of active employment in the year of hire.

•	An equity component of 20,000 shares of restricted stock (time vested in equal annual increments of 4,000 shares over five years beginning in 2007) will be awarded to you on October 17, 2006, following Board approval on that date, and under the terms of a Restricted Stock Award Agreement as provided for in the Company’s Omnibus Stock Plan. In subsequent years, you will be eligible for additional annual grants of restricted shares in accordance with our policy for Grade 6 executive officers subject to the Compensation Committee’s authorization and the Board’s approval of such grants. Unvested restricted stock shall immediately vest in the event of your death, or change of control in the Company (as defined in Section 5 of the Restricted Stock Award Agreement), and the vesting schedule shall continue in the event that you retire from the Company (pursuant to and in accordance with the Company’s retirement policies and practices), become permanently disabled or are terminated without “material cause.” “Material cause” is herein defined as insubordination, financial dishonesty against BLAIR, continued failure or refusal to perform the duties assigned to you after notice and reasonable opportunity to correct the performance, willful neglect of duties assigned to you, or commission of an act of moral turpitude. Unvested award shares are forfeited in the event of your voluntary termination, or termination with “material cause.”

•	Participation (commencing in 2007) in the Company’s Performance Share Program. This Program consists of consecutive three-year performance periods with the level of awards based on the Company’s performance relative to established goals. Awards may be settled in shares, cash or a combination of both as determined by the Compensation Committee and the Board at the conclusion of the performance period. The range of potential awards extends from 50% to 200% of “target.”

Adelmo S. Lopez
August 15, 2006

•	Participation in the Company’s 401(k) Plan after completing six months of service, where the Company matches employees’ contributions to the Plan (on a pre-tax basis) up to 5% of base salary. The Company’s contributions are immediately vested.
•	Four weeks (20 days) of vacation upon hire, and the accrual of vacation thereafter at the rate of 20 days annually. Any portion of your current year vacation that is carried forward to the ensuing year is redeemable for cash compensation each calendar quarter – unless carried forward.
•	Five “personal days” upon hire, of which any unused days are redeemable for cash compensation, and the receipt of five personal days each calendar year thereafter.
•	Six months of temporary housing in a Company apartment to provide time for you and your family to find suitable housing as you transition to this area. If after six months, housing has still not been found, additional arrangements may be made in accordance with company policy to accommodate your personal needs. In addition, the Company will provide up to three roundtrip airfares between your current home and this area to facilitate house hunting and the necessary transition period. You will be compensated for the extra income tax liability you may incur from these arrangements.
•	A complete relocation package, including 100 percent coverage of pre-approved moving of your household goods, will be provided to you. Closing costs (assuming you purchase a home within twelve months of your effective hire date) shall include all closing costs associated with your purchase of a new residence in the Warren, Pennsylvania area, including title insurance, mortgage application fees, routine legal fees related to home purchase, recording of deeds and mortgages, notary fees, state transfer tax and appraisal and inspection fees. In the event that you are selling a home, the Company shall also reimburse you at the time of sale of your home in the amount of the normal and customary closing costs associated with such sale.
•	A group term life insurance benefit equal to your base salary, rounded up to the next highest $1,000.

•	Immediate full medical and dental coverage consistent with the BLAIR benefit plans.
•	Disability insurance which provides 52 weeks of full pay through the Company as sick time followed by 66 2/3 percent of pay through a disability plan.
•	A severance agreement that includes 18 months of base salary in effect at the time should BLAIR elect to terminate you without “material cause” (as previously defined). During the time you are receiving the severance payments you will remain eligible to participate in the Blair Corporation Medical and Dental Plan (“Health Plan”) and Vision Plan, at the current level of coverage on the same terms as those applicable to an active employee. Your eligibility to participate in the Health Plan will terminate on the earlier of the last day of the Severance Period or the date you become covered by another employer-sponsored group health plan. BLAIR will also offer outplacement services to a provider selected by you for a not-to-exceed amount of $10,000.
•	Upon occurrence of a Change in Control of the Company, as defined in Section 4(A) of the Change in Control Severance Agreement, forwarded under separate cover, followed by termination of Executive’s employment within three years following the Change in Control, the “Severance Period” shall mean 36 .

Adelmo S. Lopez
August 15, 2006

Please refer to the Change in Control Agreement, section (5) A-G, “Termination of Benefits” for further detail regarding compensation and benefits.
If you resign anytime within the first year of your employment here, you agree to repay to BLAIR 100% of each of the following:
•	Any signing bonus provided to you

•	Relocation expenses covered by BLAIR

•	Any personal use airfares BLAIR covered for you and your spouse
If you resign anytime between the end of your first year and the end of your second year, you agree to repay to BLAIR 50% of each of the following:
•	Any signing bonus provided to you

•	Relocation expenses covered by BLAIR

•	Any personal use airfares BLAIR covered for you and your spouse
As a matter of course, you agree not to disclose or use BLAIR confidential information for any purpose other than performing your duties for BLAIR and will comply with BLAIR’s policies regarding confidential information. This obligation extends during your employment with BLAIR and after the date of termination of that employment. Also, for a period of one year following the termination of your employment for any reason, voluntary or involuntary, you will not work for any person or entity that directly competes with BLAIR or solicit any BLAIR executive officer or director for employment with another entity.
As a final note, all offers of employment at Blair Corporation are contingent upon passing a drug screening. This will be part of your agenda on your first day.
Al, the senior management team and I are looking forward to having you join our team. In the interim, if you have any questions, please don’t hesitate to give me a call.
Sincerely,
John E. Zawacki
Chief Executive Officer
JEZ/tar
The terms contained in this letter constitute the entire agreement between you and BLAIR and there are no other terms or conditions that have been offered by BLAIR to induce you to accept this offer. If the terms are agreeable to you, please sign one copy of the letter in the appropriate space at the bottom and return it to me directly.

Adelmo S. Lopez
August 15, 2006

Signature	Date
Your signature above signifies your agreement and acceptance of our offer. As is BLAIR’s policy, your employment will be “AT WILL” so that either you or the Company may terminate your employment at any time and for any reason or no reason.